Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma Appoints New Chief Financial and Chief Accounting Officers

…..Seasoned Executives in Financial and Accounting Matters with International Experience

Philadelphia, PA, December 4, 2013: Hemispherx Biopharma, Inc. (NYSE MKT: HEB) (the “Company” or “Hemispherx”) today announced that the Board has appointed Thomas Equels as the new Chief Financial Officer and Adam Pascale as the new Chief Accounting Officer for Hemispherx Biopharma Inc. According to Mr. Equels, “With the recent departure of our prior Senior Vice President, who was largely responsible for both finance and market issues, and the recent resignation of our former CFO/CAO, we have an opportunity to restructure all of these functions with existing personnel. The Company is projected to significantly reduce expenditures with the restructuring and thereby achieve significant operational savings which will far better serve our missions in drug development. The Company is absolutely committed to the goals of stronger financial leadership, disciplined cost controls and a renewed commitment to creating shareholder value.”

Mr. Equels currently serves as Executive Vice Chairman, Secretary and General Counsel of Hemispherx. Mr. Equels’ experience and education provide a firm basis for his service as Chief Financial Officer. For more than thirty years his legal practice focused on complex business litigation, including cases related to corporate finance and market issues. For example, in 2008 he won Florida’s highly coveted “Most Effective Lawyer” award in that category based upon obtaining for the Delaware Insurance Commissioner a $26.8 million judgment against Bear Stearns in a case which unraveled Bear Stearns’ abuses related to CMOs, a complex financial instrument. He also has extensive experience in international matters, for example he has served as counsel for the Republic of Panama and the People’s Republic of China’s Chinese National Petroleum Corp. He has worked extensively in Europe, as well as in South America, Asia and Africa. Mr. Equels received his Juris Doctor degree Magna Cum Laude from Florida State University and is a graduate Summa Cum Laude of Troy University, where he also received a management related Master’s Degree. Mr. Equels has also demonstrated a strong commitment to civic duties. He was awarded, by order of the President of the United States, two Distinguished Flying Crosses for heroism in combat actions as a Cobra Gunship pilot during the Vietnam War. He has also received the Bronze Star, 15 Air Medals, 3 with “v” device, and the Purple Heart for his combat service. As a lawyer, he has been awarded the Florida Bar President’s Pro Bono Service Award, 1987; the Federal Bar Public Service Award, 1987; The Guild of Catholic Lawyers’ St. Thomas More Award, 1991; and the Southern Christian Leadership Conference’s Dr. Martin Luther King Jr. Community Service Award, 1995. In 2012 Pope Benedict XVI, in one of the Vatican’s highest honors, made Mr. Equels a Papal Knight in the Order of St. Gregory the Great in recognition of his many years of service to the poor and disenfranchised in his community as well as service to the church.

Mr. Pascale has been the Controller at Hemispherx for eighteen years, with twenty four years of public accounting experience and prior public company experience. His degree is from Rutgers University in Accounting and he served for many years as a CPA prior to joining Hemispherx. He is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. According to Mr. Equels,

“Adam has the education and experience to excel in the function of Chief Accounting Officer. I look forward to working with him to create a stronger, better, Hemispherx.”

About Hemispherx Biopharma
Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®), approved for sale in the U.S. and Argentina. The FDA approval of Alferon N Injection® is limited to the treatment of refractory or recurrent external genital warts in patients 18 years of age or older. The Company’s Alferon N Injection® approval in Argentina includes the use of Alferon N Injection® (under the brand name "Naturaferon”) for use in any patients who fail, or become intolerant to recombinant interferon, including patients with chronic active hepatitis C infection. The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Forward-Looking Statements
The foregoing release contains forward-looking statements that can be identified by words such as "will be, investigative, interim, potential" or similar terms, or by express or implied discussions regarding potential efficacy for Hemispherx’s Ampligen®, or regarding potential future revenues from Ampligen®. You should not place undue reliance on these statements. Such forward-looking statements are based on the current beliefs and expectations of Management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that Ampligen® will receive regulatory approval or be commercially successful in the future. In particular, management's expectations regarding Ampligen® could be affected by, among other things, the uncertainties inherent in research and development, including unexpected clinical trial results and additional analysis of existing clinical data; unexpected regulatory actions or delays or government regulation generally; the Company's ability to obtain or maintain proprietary intellectual property protection; general economic and industry conditions; global trends toward health care cost containment, including ongoing pricing pressures; unexpected manufacturing issues, and other risks and factors described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K on file with the U.S. Securities and Exchange Commission. Hemispherx is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Disclosure Notice
The information in this press release includes certain "forward-looking” statements including without limitation statements about additional steps which the FDA may require and Hemispherx may take in continuing to seek commercial approval of the Ampligen® NDA for the treatment of Chronic Fatigue Syndrome in the United States. The production of new Alferon® API inventory will not commence until the capital improvement and validation phases are complete. While the facility is approved by FDA under the Biological License Application ("BLA”) for Alferon®, this status will need to be reaffirmed upon the completion of the facility's enhancements prior to commercial sale of newly produced inventory product. If and when we obtain a reaffirmation of FDA BLA status and have begun production of new Alferon® API, we will need FDA approval as to the quality and stability of the final product to allow commercial sales to resume. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® NDA in the United States and other countries. Any failure to satisfy the FDA regulatory requirements or the requirements of other countries could significantly delay, or preclude outright, approval of the Ampligen® NDA in the United States and other countries.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, changes in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. The final results of these efforts could vary materially from Hemispherx’s expectations. Finally, the projection of savings above is subject to change based upon operational requirements of the company and the possibility that additional finance and accounting staff may be required to accomplish the Company’s goals and objectives.